UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2020

ORGANOVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-35996

Delaware	27-1488943
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

440 Stevens Avenue, Suite 200

Solana Beach, CA 92075

(Address of principal executive offices, including zip code)

(858) 224-1000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading symbol(s))	(Name of each exchange on which registered)
Common Stock, $0.001 par value	ONVO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 14, 2020, Organovo Holdings, Inc., a Delaware corporation (the “Company” or “Organovo”), entered into a Cooperation Agreement (the “Cooperation Agreement”) with Keith E. Murphy.

Pursuant to the Cooperation Agreement, the Board of Directors of the Company (the “Board”) appointed Mr. Murphy and Adam K. Stern to the Board as Class III directors, with terms expiring at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). In connection with the appointment of Messrs. Murphy and Stern, two of the Company’s existing directors, Richard Maroun and David Shapiro, resigned from the Board and from each Board committee on which they serve, effective immediately. Additional information regarding Messrs. Murphy and Stern, their appointment to the Board and the resignations of Mr. Maroun and Dr. Shapiro, is discussed in Item 5.02 below.

The Board also agreed to nominate, recommend, support and solicit proxies for the re-election of Messrs. Murphy and Stern at the 2020 Annual Meeting. The Board also agreed to nominate, recommend, support and solicit proxies for an advisory stockholder vote (the “Advisory Proposal”) at the 2020 Annual Meeting to appoint three individuals, Douglas Jay Cohen, David Gobel and Alison Tjosvold Milhous (collectively, the “Advisory Nominees”), to the Board. Mr. Murphy identified each of the Advisory Nominees. The Board has evaluated and interviewed each of the Advisory Nominees, and determined that each individual satisfies the criteria set forth in the Cooperation Agreement and the Company’s corporate governance guidelines for selection as an Advisory Nominee and for service on the Board. The Company’s Proxy Statement for the 2020 Annual Meeting will contain background information on each of the Advisory Nominees.

If the final vote tabulation for the Advisory Proposal receives more votes cast “FOR” than “AGAINST” its approval, the Board has approved the appointment of the Advisory Nominees, to be automatically effective immediately following the final adjournment of the 2020 Annual Meeting. In addition, immediately following the appointment of the Advisory Nominees, each of Company’s existing directors (other than Messrs. Murphy and Stern) will resign from the Board, which will result in Messrs. Murphy and Stern and the Advisory Nominees constituting the full membership of the Board.

If the Advisory Proposal receives more votes cast “AGAINST” than “FOR” its approval at the 2020 Annual Meeting, the Advisory Nominees will not be appointed to the Board and the Company’s existing directors will continue to serve on the Board. In addition, Messrs. Murphy and Stern have each agreed to resign from the Board immediately following the final adjournment of the 2020 Annual Meeting if they individually receive more “WITHHOLD” votes than “FOR” votes cast for their election at the 2020 Annual Meeting.

The Company’s Proxy Statement for the 2020 Annual Meeting will identify and provide details about each of the Advisory Nominees subject to the Advisory Proposal. The Proxy Statement will also provide information regarding the anticipated business direction for Organovo assuming the Advisory Nominees are appointed to the Board based on stockholder voting results at the 2020 Annual Meeting.

Pursuant to the Cooperation Agreement, Mr. Murphy agreed to withdraw his nomination of a candidate for election at the 2020 Annual Meeting and to withdraw his Section 220 demand under Delaware General Corporation Law requesting a list of the Company’s stockholders and other corporate records. Mr. Murphy also agreed to certain standstill provisions with respect to his actions with regard to the Company and its Common Stock for the duration of the Standstill Period, which is defined in the Cooperation Agreement as the period commencing on the date of the Agreement and ending thirty (30) calendar days prior to the expiration of the advance notice period for the submission by stockholders of director nominations for consideration at the 2021 Annual Meeting (as set forth in the advance notice provisions of the Company’s Amended and Restated Bylaws).

Mr. Murphy also entered into Release Agreements (the “Release Agreements”), in which he agreed (on his behalf and on behalf of his affiliates) to a general release of claims in favor of each of the Company’s directors and officers through the date of Cooperation Agreement and to a covenant not to sue.

The Cooperation Agreement also provides for the Company to enter into a Separation and Mutual Release Agreement (the “Director Agreements”) with each of the Company’s existing directors who resign in connection with the Cooperation Agreement or who resign following the final adjournment of the 2020 Annual Meeting as a result of the Advisory Nominees being appointed to the Board resulting from the stockholder vote on the Advisory Proposal. Pursuant to the Director Agreements, the Company will release each resigning director, and each resigning director will release the Company, from any and all claims that such party may have against the other for acts or omissions that occurred on or before the date of the respective Director Agreement. The resigning directors also agreed to certain standstill provisions and cooperation services. In the Director Agreements, the Company agreed to purchase a six-year director and officer liability insurance tail policy and clarified that any existing director resignations as contemplated by the Director Agreements would constitute a “change in control” pursuant to the terms of the respective equity award agreements and the Company’s 2012 Equity Incentive Plan, as amended, which results in the acceleration of any unvested equity awards held by the resigning directors.

The Cooperation Agreement also provides that the Company will enter into a Separation Agreement and Mutual Release (the “Officer Agreements”) with each officer who resigns from the Company following the final adjournment of the 2020 Annual Meeting. Pursuant to the Officer Agreements, the Company will release each resigning officer, and each resigning officer will release the Company, from any and all claims that such party may have against the other for acts or omissions that occurred on or before the date of the respective Officer Agreement. It also clarifies that the appointment of the Advisory Nominees to the Board will constitute a “change in control” under the Company’s Severance and Change in Control Plan, as amended (the “Plan”), which will entitle each resigning officer to the severance benefits set forth in the Plan. Pursuant to the terms of the Plan, each of the executive officers is entitled to receive a cash severance payment equal to two times such executive officer’s base salary, paid in a lump sum, plus a pro-rated target bonus for 2021 fiscal year, health benefit continuation for up to 18 months, and outplacement assistance for 18 months. Each executive officer will also receive full accelerated vesting of all outstanding equity awards and a one-year time period to exercise any stock options. Such resigning officers each also agreed to certain standstill provisions in the Officer Agreement.

The foregoing summary of the Cooperation Agreement, the Release Agreements, the Director Agreements, the Officer Agreements, the 2012 Equity Incentive Plan and the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements. A copy of the Cooperation Agreement, the form of Release Agreement, the form of Director Agreement and the form of Officer Agreement are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference. The Company’s 2012 Equity Incentive Plan was filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2012 as Exhibit 10.15 to the Company’s Current Report on Form 8-K and is incorporated herein by reference. The Company’s Plan was filed with the SEC on November 9, 2015 as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q and is incorporated herein by reference. The Company’s Amendment to the Plan was filed with the SEC on May 20, 2020 as Exhibit 10.1 to the Company’s Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

New Director Appointments

Pursuant to the terms of the Cooperation Agreement described above in Item 1.01, on July 14, 2020, the Board of Directors appointed Keith Murphy, age 48, and Adam K. Stern, age 56 (together, the “Murphy Appointees”), to serve as Class III directors of the Company with terms expiring at the 2020 Annual Meeting or until their resignation or removal. The Board also appointed Mr. Stern as a member of the Company’s Audit Committee and as a member of the Company’s Compensation Committee. The Board determined that Mr. Stern qualifies as an independent director pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the listing standards of the Nasdaq Stock Market, meets the further audit committee standards required by SEC Rule 10A-3, and is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act.

Mr. Murphy currently serves as the Chief Executive Officer and President of Viscient Biosciences (“Viscient”), a private company that he founded in 2017 that is focused on drug discovery and development utilizing 3D tissue technology and multi-omics (genomics, transcriptomics, metabolomics). Mr. Murphy previously served as the President and Chief Executive Officer of Organovo from February 2012 through April 2017, and as Chairman from February 2012 through August 2017. Mr. Murphy also previously served as President, Chief Executive Officer, and Chairman of Organovo, Inc., Organovo’s primary operating company prior to its going-public transaction, from July 2007 to February 2012. Prior to founding Organovo, Mr. Murphy served in various roles at Amgen, Inc. from August 1997 to July 2007, including serving in Product Strategy and Director of Process Development. At Amgen, Mr. Murphy worked on the development of several novel formulation and device products, including the osteoporosis/bone cancer drug Prolia/Xgeva (denosumab). Prior to joining Amgen, Mr. Murphy served at Alkermes, Inc., a biotechnology company, from July 1993 to July 1997, where he played a role on the development team for their first approved product, Nutropin (hGH) Depot. He holds a BS in Chemical Engineering from MIT, and is an alumnus of the UCLA Anderson School of Management.

Mr. Stern currently serves as the head of Private Equity Banking at Aegis Capital Corp., full-service investment banking firm, and CEO of SternAegis Ventures, the management team within Aegis Capital Corp. responsible for venture capital and private equity financing, positions he has held since December 2012. Prior to joining Aegis, Mr. Stern served as Senior Managing Director at Spencer Trask Ventures, Inc., a private equity and venture firm, from 1997 to 2012, where he managed the structured finance group focusing primarily on the technology and life science sectors. From 1989 to 1997, Mr. Stern was at Josephthal & Co., Inc., members of the New York Stock Exchange, where he served as Head of Private Equity and as Managing Director. He has been a FINRA licensed securities broker since 1987 and a General Securities Principal since 1991. Mr. Stern previously served as a director of Organovo from February 2012 to June 2013. Mr. Stern is a current director of Matinas Biopharma Holdings, Inc. (NYSE MKT: MTNB) and DarioHealth Corp. (NASDAQ Capital Market: DRIO) and is a former director of InVivo Therapeutics, (NASDAQ Global Market: NVIV), and PROLOR Biotech, prior to its sale in 2013 to Opko Health, Inc. (NASDAQ Global Market: OPK) for approximately $600 million. Mr. Stern graduated with a Bachelor of Arts degree from The University of South Florida in 1987.

Messrs. Murphy and Stern will each be eligible to participate in the Company’s non-employee director compensation program (the “Non-Employee Director Program”). The Non-Employee Director Program provides for an annual cash retainer of $50,000 for services on the Board, payable in four equal quarterly installments, and on a pro-rata basis for service during any portion of a fiscal quarter. Although Non-Employee Director Program additionally has provided for an annual grant of Restricted Stock Awards, pursuant to the terms of the Cooperation Agreement, Messrs. Murphy and Stern have agreed to forego their receipt of an equity award through the date of the 2020 Annual Meeting.

The Company also entered into an Indemnification Agreement with each of Mr. Murphy and Mr. Stern in the same form as applicable to the existing Directors. The Indemnification Agreements provide for indemnification and advancement of litigation and other expenses to each of Mr. Murphy and Mr. Stern to the fullest extent permitted by law for claims relating to their service to the Company or its subsidiaries. The Company’s form of indemnification agreement was filed with the SEC on February 13, 2012 as Exhibit 10.17 to the Company’s Current Report on Form 8-K and is incorporated herein by reference.

There are no family relationships between either Mr. Murphy or Mr. Stern and any of the Company’s directors or executive officers.

In November 2017, the Company entered into a collaboration agreement with Viscient to develop a custom research platform for studying liver disease. Under this agreement, its amendments and research services quotes, the Company provided research services to Viscient in exchange for cash payments. The Company recognized revenue of approximately $358,000, $44,050 and $107,000 for research services provided to Viscient during fiscal years 2018, 2019 and 2020, respectively. In addition to these research services, Viscient purchased an aggregate of approximately $237,000 in primary human cell-based products from the Company’s subsidiary, Samsara, during fiscal years 2018, 2019 and 2020. In November 2019, the Company entered into an agreement with Viscient to sell certain bioprinting equipment and a non-exclusive license to certain intellectual property for $171,500. There was approximately $111,000 of accounts receivable outstanding from Viscient as of March 31, 2020.

The Board has determined that Mr. Murphy does not qualify as an independent director under the listing standards of the Nasdaq Stock Market as a result of the Company’s contractual relationships with Viscient. As discussed above, Mr. Murphy is the Chief Executive Officer, President, Chairman and Founder of Viscient. Mr. Stern has a minor investment in Viscient, but does not serve as an employee, officer or director of Viscient.

Director Resignations

Pursuant to the terms of the Cooperation Agreement described in Item 1.01 and in connection with, and effective upon, the appointment of the Murphy Appointees, Richard Maroun, J.D. and David Shapiro, M.D. each resigned as members of the Board of Directors and as members of the Company’s Compensation Committee. Mr. Shapiro also resigned as a member of the Company’s Audit Committee. Their respective resignations were not the result of any disagreement with the Company with respect to its operations, polices or practices but to provide for the appointment of Messrs. Murphy and Stern as set forth in the Cooperation Agreement.

New Board Committee Assignments

In addition to the appointment of Mr. Stern as a member of the Audit Committee and the Compensation Committee, the Board also appointed Mark Kessel as a member of the Company’s Compensation Committee. With these appointments, there are three independent directors serving on each of the Company’s three standing Board Committees.

Important Information and Where to Find It

This communication may be deemed to be solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at its 2020 Annual Meeting. The Company intends to file a proxy statement and accompanying proxy card with the SEC in connection with the solicitation of proxies from its stockholders in connection with the matters to be considered at the 2020 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE 2020 ANNUAL MEETING OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2020 ANNUAL MEETING AND THE PARTIES RELATED THERETO. The Company’s stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement, the accompanying proxy card, and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge on the investor relations section of the Company’s website at ir.organovo.com.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Organovo in connection with matters to be considered at the 2020 Annual Meeting. Information regarding the special interests of these directors and executive officers will be included in the proxy statement referred to above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Cooperation Agreement, dated July 14, 2020, between the Company and Keith Murphy.

10.2	Form of Release Agreement by Keith Murphy in favor of the Company’s directors and officers.

10.3	Form of Separation and Mutual Release Agreement with the Company’s directors.

10.4	Form of Separation Agreement and Release with the Company’s officers.

10.5	Organovo Holdings, Inc. 2012 Equity Incentive Plan (incorporated by reference from Exhibit 10.15 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012).

10.6	Organovo Holdings, Inc. Severance and Change in Control Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, as filed with the SEC on November 9, 2015).

10.7	Amendment to the Organovo Holdings, Inc. Severance and Change in Control Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on May 20, 2020).

10.8	Form of Indemnification Agreement (incorporated by reference from Exhibit 10.17 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGANOVO HOLDINGS, INC.

Date: July 14, 2020	/s/ Taylor Crouch
Taylor Crouch
Chief Executive Officer and President